As filed with the Securities and Exchange Commission on April 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MarineMax, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-3496957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Brooker Creek Boulevard Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

2021 Stock-Based Compensation Plan

(Full title of the plan)

William Brett McGill

Chief Executive Officer and President

MarineMax, Inc.

501 Brooker Creek Boulevard

Oldsmar, Florida 34677

(Name and address of agent for service)

(727) 531-1700

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Michael M. Mills, Jr., Esq.

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Phone: (813) 227-8500

Fax: (813) 229-0134

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an additional 415,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may be offered and sold under the 2021 Stock-Based Compensation Plan (the “Plan”). On November 17, 2025, the Registrant’s Board of Directors approved, subject to shareholder approval, an amendment to the Plan (the “Plan Amendment”) to increase the number of shares of Common Stock that may be issued under the Plan by 415,000 shares, resulting in a total of 3,210,000 shares of Common Stock that may be issued under the Plan. On March 3, 2026, the Registrant’s shareholders approved the Plan Amendment.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2025 filed on November 17, 2025, including portions of the Registrant’s Definitive Proxy Statement for the 2026 Annual Meeting of Shareholders to the extent specifically incorporated by reference into the Form 10-K;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 filed on January  29, 2026;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed on April 23, 2026;

(d) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(e) The descriptions of the Registrant’s Common Stock which are contained in the Registrant’s registration statements filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act which also is incorporated or is deemed to be incorporated in this Registration Statement by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The FBCA provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction in which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Article VII of our Bylaws provides that we shall indemnify and hold harmless any director, officer, employee or agent or any former director, officer, employee or agent to the fullest extent permitted by the FBCA, and advance his or her expenses incurred in defending any proceeding in advance of its final disposition to the fullest extent permitted by the FBCA. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

We have entered into separate employment agreements with certain of our officers. These agreements require us to, among other things, indemnify such officers against certain liabilities that may arise by reason of their status or service as officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, MarineMax, Inc., a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oldsmar, State of Florida, on April 23, 2026.

MARINEMAX, INC.

By:	/s/ W. Brett McGill
W. Brett McGill
Chief Executive Officer, President, and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of MarineMax, Inc., hereby severally constitute and appoint W. Brett McGill and Michael H. McLamb, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

By:	/s/ W. Brett McGill W. Brett McGill	Chief Executive Officer, President, and Director (Principal Executive Officer)	April 23, 2026

By:	/s/ Michael H. McLamb Michael H. McLamb	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 23, 2026

By:	/s/ Rebecca White Rebecca White	Chairperson of the Board and Director	April 23, 2026

By:	/s/ Odilon Almeida Odilon Almeida	Director	April 23, 2026

By:	/s/ Bonnie Biumi Bonnie Biumi	Director	April 23, 2026

By:	/s/ George E. Borst George E. Borst	Director	April 23, 2026

By:	/s/ Mercedes Romero Mercedes Romero	Director	April 23, 2026

By:	/s/ Daniel Schiappa Daniel Schiappa	Director	April 23, 2026

INDEX OF EXHIBITS

4.1	Specimen of Common Stock Certificate. (1)

4.2	Amended and Restated 2021 Stock-Based Compensation Plan. (2)

5.1	Opinion of Holland & Knight LLP regarding legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Powers of Attorney (included on signature page).

107	Filing Fee Table.

(1)	Incorporated by reference to the Registrant’s Form 10-K for the year ended September 30, 2024, as filed November 14, 2024.
(2)	Incorporated by reference to the Registrant’s Form 8-K, as filed on March 3, 2026.